EXHIBIT 21.1

EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

ENGlobal Corporate Services, Inc.	Incorporated in the State of Texas

ENGlobal Constant Power, Inc.	Incorporated in the State of Texas

ENGlobal Engineering, Inc.	Incorporated in the State of Texas

ENGlobal Systems, Inc.	Incorporated in the State of Texas

ENGlobal Construction Resources, Inc.	Incorporated in the State of Texas

RPM Engineering, Inc. dba ENGlobal Engineering, Inc.	Incorporated in the State of Louisiana

ENGlobal Technologies, Inc.	Incorporated in the State of Texas

Senftleber & Associates L.P.	Limited Partnership in the State of Texas

ENGlobal Design Group, Inc.	Incorporated in the State of Texas

Thermaire, Inc.	Incorporated in the State of Texas